Filed Pursuant to Rule 433

Registration No. 333-158663

Term Sheet

(To Prospectus dated April 20, 2009, Series L Prospectus

Supplement dated April 21, 2009, and Product Supplement

CLN-2 dated December 29, 2009)

January 7, 2010

Commodity-Linked Notes Linked to the Dow Jones-UBS Commodity IndexSM – Total Return, due

February 14, 2011

Issuer:	Bank of America Corporation

Pricing Date:	January 7, 2010

Issue Date:	January 13, 2010

Stated Maturity Date:	February 14, 2011

Aggregate Principal Amount:	$3,500,000

Underlying Index:	The Dow Jones-UBS Commodity IndexSM – Total Return

Starting Value:	TBD

Ending Value:	The closing level of the Underlying Index on the Valuation Date. If it is determined that the scheduled Valuation Date is not a business day, or if a Market Disruption Event occurs on the scheduled Valuation Date, the Ending Value will be determined as more fully described in product supplement CLN-2.

Leverage Factor:	3

Investor Fee:	The greater of (a) the fixed percentage of 0.00% and (b) a percentage equal to 0.30% per annum, as described in product supplement CLN-2 under “Description of the Notes—Payment at Maturity.”

Treasury Rate Charge:	Applicable

Interest Rate Basis:	LIBOR

Designated Maturity:	One Month

Interest Reset Dates:	The 14th of each calendar month, commencing on February 14, 2010.

Interest Payment Dates:	Unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.

Spread:	Plus 0 basis points

Initial Optional Redemption Date:	January 13, 2010

Upper Mandatory Redemption Trigger Level:	Not Applicable

Lower Mandatory Redemption Trigger Level:	85% of the Starting Value

NPV Factor:	Not Applicable

Bear Note:	No

Calculation Agent:	Merrill Lynch Commodities, Inc.

Listing:	No listing on any securities exchange.

CUSIP:	06048WAQ3

	Per Note	Total

Public Offering Price(1)	$100,000	$3,500,000

Underwriting Discount	$0.00	$0.00

Proceeds, before expenses, to Bank of America Corporation	$100,000	$3,500,000

(1) Plus accrued interest from January 13, 2010, if settlement occurs after that date.

Our Notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. The Notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page S-8 of the product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this tem sheet, the product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. We will deliver the Notes in book-entry form only through The Depository Trust Company on or about January 13, 2010 against payment in immediately available funds.

Merrill Lynch & Co.

Selling Agent

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the product supplement, the prospectus supplement, and the prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

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